LEASE AGREEMENT

hereinafter referred to as “Agreement”

concluded by and between

CTP Property X, spol. s r.o.
a company existing under the laws of the Czech Republic,
with its registered seat in Humpolec, Central Trade Park D1 1571, Postal Code 396 01
Identification No.: 281 31 754
entered in the Commercial Register kept at the Regional Court in Èeské Budìjovice, Section C, File 19085 represented by Mr. Remon L. Vos, Executive

(hereinafter referred to as “Lessor”)

and

FEI Czech Republic s.r.o.
a company existing under the laws of the Czech Republic
with its registered seat in Brno, Podnikatelská 2956/6, Postal Code 612 00
Identification No.: 469 71 629
entered in the Commercial Register kept at the Regional Court in Brno, Section C, File 7300 acting through Mr. Bradley J. Thies and Raymond A. Link, Executives

(hereinafter referred to as the "Lessee")

(The Lessor and the Lessee are hereinafter collectively referred to as the “Parties” and individually as the “Party”.)

PREAMBLE

The Parties entered on [•] 2012 into an Agreement on Future Lease Agreement and on Rights and Duties in Connection with Acquisition and Development of Land (hereinafter referred to as “Future Lease Agreement”) pursuant to which the Parties undertook to enter into this Agreement.

I.
Leased Property

1.1
The Lessor hereby represents and guarantees to the Lessee, that based on the Lease Agreement and Future Agreement on Purchase Agreement with Pre-emptive Purchase Right concluded between the City of Brno and CTP Invest, spol. s r.o. (ID: 261 66 453) on December 21st, 2010, as amended by the Amendment No. 1 dated July 15th, 2011 by which the Lessor acceded thereto (hereinafter referred to as the “Land Agreement with Brno”), the Lessor:

(i)
is the lessee of the part of the land plot No. 2828/1 with acreage of [•] and land plot No. [•] with acreage of [•] located in the cadastral area of Èernovice, municipality of Brno, district of Brno - mìsto, which was created by division from the above mentioned part of the land plot No. 2828/1 upon registration of the Facility into the cadastre as the buildings under construction (in Czech: “rozestavìná budova”). Both above mentioned land plots are registered with the land registry administered by the Land Registry Office for the South Moravian Region, Cadastral office Brno - mìsto, on the ownership list No. 10001, and forming part of an industrial complex known as CTPark Brno II, will be used by the Lessee in accordance herewith and are marked on the site plan attached in Annex No. 6 hereto (hereinafter collectively referred to as the “Land”);

(ii)
was duly entitled to build and has built the industrial, office and logistics Facility (as defined below) on the Land in accordance with the Future Lease Agreement and related agreements with the Lessee thereunder and is entitled to lease the Facility to the Lessee hereunder; the Land was is suitable for construction of the Property (as defined below) and is suitable for operation thereof in accordance herewith and that the Land is not contaminated by any means;

(iii)	is entitled to use and to enable the use of the Land to the Lessee hereunder on the basis of the above mentioned Land Agreement with Brno;

(iv)	upon fulfillment of conditions contained in the Land Agreement with Brno the Lessor shall become the owner of the Land and shall ensure uninterrupted use thereof by the Lessee, and

(v)
the Lessee shall be granted with an unrestricted and unlimited access to the Land and the Property for the entire duration hereof and the Lessor shall ensure such access free of charge for entire duration hereof.

The Lessor represents and warrants and undertakes to ensure that in case the Lessor would not become the owner of the Land at all or as a result of the Lessor becoming owner of the Land after execution of this Agreement it should not have any adverse effects on the title of the Lessee to use the Property hereunder.

The Lessor represents and warrants that it is not in breach of the Land Agreement with Brno and there is no reason for termination thereof. The Lessor undertakes to either purchase the Land or keep the Land Agreement with Brno valid and effective for entire duration of this Agreement or the Lessor shall ensure access to and use of the Property by the Lessee hereunder otherwise. In case the Lessor purchases the Land it shall notify the Lessee immediately and conclude with the Lessee amendment hereto within 30 (thirty) days regarding lease of the relevant part of the Property, forming a part of the Land.

The Parties agree that the Lessor shall ensure that any and all of the representations of the Lessor under Articles 1.1 and 1.2 hereof will remain to be true, not misleading and correct for the entire duration of this Agreement and shall fulfill all its obligations according to this Article 1.1. In case that the Lessor breaches its obligation under the preceding sentence the Lessor shall be obligated to pay to the Lessee a contractual penalty in the amount of EUR 10,000 per each day of delay. If such risks are also insured by the Lessor, the Lessor shall be liable to the Lessee for the damages exceeding the penalties up to the amount covered by such insurance of the Lessor.

A site plan of the Facility, Property and Extension (as defined in the Article 15.1 below), including the Land, is attached hereto as Annex No. 6 hereto. The excerpts from the cadastre regarding (i) the land plot No. 2828/1 and land plot No. [•] and (ii) Facility; all located in the cadastral area of Èernovice, municipality of Brno, district of Brno-mìsto are attached as an Annex No. 11 hereto.

The Lessor hereby represents that it has ensured, duly in accordance with the Future Lease Agreement and related agreements with the Lessee thereunder, the construction and:

(i)
is the exclusive owner of    a production/warehouse facility, which is registered in cadastre as the building under construction (in Czech: “rozestavìná budova”) placed on the land plot No. [•] located in the cadastral area of Èernovice, municipality of Brno, district of Brno - mìsto with a footprint area of [•] sq m known as Facility “D2” and comprising of two parts D2.2 and D2.3 (hereinafter referred to as the “Facility D2”) and is the exclusive user of adjacent paved areas consisting of an outer yard with size of [•] sq m, including manipulation areas for the trucks and loading ramps and [•] surface car parking places on a part of the land plot No. [•], as well as access roads as all shown on site plan attached hereto as Annex No. 6,

(ii)
is the exclusive owner of a multi-storey office facility, which is registered in cadastre as the building under construction (in Czech: “rozestavìná budova”) placed on the land plot No. [•] located in the cadastral area of Èernovice, municipality of Brno, district of Brno - mìsto and known as building “D2.1” with a footprint of [•] sq m, including office and laboratory, utilities and sanitary, cafe and canteen, roof top terrace and underground parking (hereinafter referred to as the “Office Building D2.1” and collectively with the Facility D2 the “Facility”) and is the exclusive user of adjacent paved areas consisting of an outer yard with size of [•] sq m on a part of the land plot No. [•] and a car park area with [•] surface car parking lots on a part of the land plot No. [•], as all shown on site plan attached hereto as Annex No. 6, as all described in more detail in the Article 1.2 below and all that forming a part of an industrial complex known as CTPark Brno II.
The Lessor further represents that the Facility, Property and Extension are developed in accordance with applicable environmental, planning and building regulations and with the Technical Specifications (as defined in the Article 1.2 below) and in accordance with the specification of the Property use by the Lessee attached as Annex No. 13 hereto (hereinafter referred to as the “Specification of Property Use”) and duly in accordance with the Future Lease Agreement and related agreements with the Lessee thereunder. The Lessor hereby represents to the Lessee that the Facility, Property and Extension are free of any burdens or encumbrances that would limit the Lessee in use of the Property or otherwise limit performance of its rights hereunder and are not contaminated by any means and the Lessee may start full operations as of day of signing hereof.

1.2
The Lessor hereby also represents to the Lessee that it has completed in accordance with the Future Lease Agreement and related agreements with the Lessee thereunder the Facility in the following extent and specifications:

(I.) (i)	a part of the Facility D2 which is known as building “D2.2” and designated for the production / warehouse with a footprint area of [•] sq m and total rentable area of [•] sq m consisting of:

•	the production/warehouse area with a size of [•] sq m,

•	the office areas with a size of [•] sq m,

•	the utilities/sanitary areas with a size of [•] sq m,

which is located on the part of the Land and constructed in accordance with the site plan forming an Annex No. 6 hereto and floor plan forming Annex No. 1A hereto, technical specification attached in Annex No. 2A hereto and the Future Lease Agreement (hereinafter referred to as the “Technical Specification D2.2”) and Specification of Property Use (such part of building of the Facility D2 shall be hereinafter referred to as the “Production/Warehouse Building D2.2”), and

(ii)
adjacent paved areas consisting of an outer yard with a size of [•] sq m including manipulation areas for the trucks and loading ramps and a car park area with [•] surface parking lots, all for an exclusive use by the Lessee (hereinafter referred to as the “Paved Areas D2.2”) and access roads for a non-exclusive (shared) use by the Lessee, all located on the part of the Land and constructed in accordance with the site plan forming an Annex No. 6 hereto and in accordance with the Technical Specification D2.2 and the Future Lease Agreement;

and

(II.) (i)	the whole Office Building D2.1 with a footprint area of [•] sq m and total rentable area of [•] sq m consisting of:

•	the office and laboratory areas with a size of [•] sq m,

•	the utilities/sanitary areas with a size of [•] sq m (including [•] sq m of utilities/sanitary areas located in the basement),

•	the cafe and canteen areas with a size of [•] sq m,

•	the roof top terrace with a size of [•] sq m,

•	[•] underground (basement) car parking lots,

which is located on the part of the Land and constructed in accordance with the floor plan forming an Annex No. 1B hereto, site plan forming an Annex No. 6 hereto and in accordance with the technical specification attached in Annex No. 2B (hereinafter referred to as the “Technical Specification D2.1” and jointly with Technical Specifications D2.2 the “Technical Specifications”) hereto and Specification of Property Use and the Future Lease Agreement, and

(ii)
adjacent paved areas consisting of an outer yard with a size of [•] sq m including a car park area with [•] surface car parking lots, all for an exclusive use by the Lessee (hereinafter referred to as the “Paved Areas D2.1”) and access roads for a non-exclusive (shared) use by the Lessee, all located on the part of the Land and constructed in accordance with the site plan forming an Annex No. 6 hereto and in accordance with the Technical Specification D2.1 and the Future Lease Agreement.

The above specified Production/Warehouse Building D2.2 and the Office Building D2.1 shall be jointly hereinafter referred to as the “Building”.

The above specified Paved Areas D2.2 and the Paved Areas D2.1 shall be hereinafter jointly referred to as the “Paved Areas”.

The Building and the Paved Areas and the yard areas as referred to in Article 1.2 (I)(ii) and Article 1.2 (II)(ii) above as the areas for a non-exclusive use of the Lessee shall be hereinafter jointly referred to as the “Property”.

1.3
The Lessor hereby leases to the Lessee and the Lessee hereby leases from the Lessor the Building, in the form of lease, and Paved Areas, in the form of sublease, and allows and grants free of charge the non-exclusive use of the access roads as referred to in Article 1.2 (I)(ii) and Article 1.2 (II)(ii) above as the areas for non-exclusive use of the Lessee. Unless expressly stated otherwise herein, the conditions applicable to the above lease shall also apply to sublease and non-exclusive use and therefore the term “lease” shall be interpreted as referring accordingly also to the above “sublease” and “non-exclusive use”. The Lessee shall be entitled to full and exclusive use of the Building and Paved Areas for warehousing, production, office, cafe and canteen (as applicable) and related ancillary uses and parking lots for parking in accordance with the terms and conditions of this Agreement during the entire Term and/or any Extended Term (as both terms are defined in the Article 4.1 below) and the Lessor fully acknowledges the above.

1.4
The Lessee shall be entitled during the entire Term and/or any Extended Term to use all connections to public suppliers of utilities (electricity, gas, water, telephone, etc.) in the extent necessary for the operation of Lessee's plant and its business operations in the Property, but not exceeding the extent specified in the Technical Specifications attached hereto. The Lessor undertakes to secure for the benefit of the Lessee free and uninterrupted access to the supply of public services from the public utilities to the Property at all times during the Term and Extended Term. The Lessor shall in no case be responsible for power failure caused by circumstances or default of the particular public supplier of utilities; however the Lessor hereby undertakes to secure the uninterrupted use of all connections to public suppliers of utilities for the Lessee. Should the Lessor fail to comply with its obligations hereunder, it shall either remedy the default or provide alternative source of the utilities without any undue delay after the notice received from the Lessee; however not later than within 48 hours from such receipt. Should the Lessor fail to ensure such remedy or alternative supplies duly and on time according to the preceding sentence it shall pay to the Lessee a contractual penalty in the amount of EUR 10,000 per each commenced day of interruption of use of a connection to public supplier of utility

The plan of the above mentioned connections is attached in Annex No. 3 hereto.

1.5
The Lessor hereby declares that the Property is suitable for use in accordance with this Agreement and its Annexes and that there is valid and effective use permit issued enabling the use of the Property in accordance herewith which for the purposes of this Agreement is the temporary use permit or trial use permit (hereinafter referred to as the “Use Permit”). A copy of the Use Permit forms an Annex No. 4 hereto.

In case the Use Permit is issued only for limited period of time, the Lessor shall ensure issuing of the occupancy permit for the Facility (in general as a building, excluding the use of the Extension) and the Property approving its use hereunder, use of the technology of the Lessee and in accordance with the Specification of Property Use and all Annexes hereunder and Future Lease Agreement that shall be duly connected to the Use Permit (hereinafter referred to as the “Occupancy Permit”) after the trial use of the Property by the Lessee that shall be duly effected without affecting in any way whatsoever the continual Lessee's business operations in the Property, and the Lessee hands over to the Lessor any documents and information necessary for obtaining the Occupancy Permit and proving due performance of the trial use of the Lessee's machinery and equipment / technology in the Building two (2) months prior the expiry of the Use Permit at the latest; a copy of the Occupancy Permit shall be provided to the Lessee without unnecessary delay after the Occupancy Permit becomes effective; however, not later than within 5 (five) business days thereafter. The Occupancy Permit must allow the Lessee to continue use the Property without any interruption during the Term and/or Extended Term for the purpose agreed hereunder. The Lessor shall bear responsibility for delay with issuance and/or legal effectiveness of the Occupancy Permit unless this is caused due to delay or event of default of the Lessee or Force Majeure (as defined below). The Lessor shall not bear responsibility due to circumstances the relevant building authority or any other state authority is responsible for.

Should the Occupancy Permit not be issued in time, the Lessor shall cause the temporary Use Permit to be prolonged by the competent authorities in order to allow the Lessee to continue operations without any interruption. Should the business operations of the Lessee be interrupted or limited or access to the Property limited due to non-issuance of the Occupancy Permit or non-prolongation of the Use Permit within responsibility of the Lessor as defined, the Lessor shall be obligated to pay to the Lessee a contractual penalty in the amount of EUR 10,000 per commenced day of delay.

The Parties further agree that, to the extent that any of the permits with respect to the Property has not been obtained, or shall have to be renewed or maintained, the Lessor will, at its own cost, apply for and diligently and timely pursue any necessary applications, filing and maintenance activity, to which purpose the Lessee undertakes to provide the Lessor, without any undue delay, with all necessary cooperation duly requested by the Lessor, and that all such required permits will be granted and maintained for the entire duration of this Agreement, as expected by the Lessee. For avoidance of doubt, if the Lessee would like to change the manner of the use of the Property and such change would require a change of any permit, the Lessee shall be obligated to arrange for such permit at its own expense. The Lessor undertakes to provide reasonable cooperation (consents) with respect to obtaining such permit(s) (including granting all necessary powers of attorney).

The Lessee is aware and acknowledges that in case it intends to install any additional machinery, equipment and/or technology (such as e.g. additional or new production line or a racking system) in the Property which is not permitted for use under the Use Permit/Occupancy Permit, it shall be responsible for ensuring a change of any of the Use Permit/Occupancy Permit or issuance of a new valid and effective use permit enabling the operation of such additional machinery, equipment and/or technology of the Lessee in the Property during the whole Term hereof at its own cost and risk. The Lessee is aware of the fact that if such use permit is not issued and despite this the Lessee uses its machinery, equipment and/or technology installed in the Property or its any part not permitted for use by the Use Permit/Occupancy Permit, the Lessee shall indemnify and hold the Lessor harmless from any possible financial claims of the authorities connected with such non-permitted use of the Lessee's technology in the Property without valid and effective use permit. The Lessor undertakes to provide reasonable cooperation (consents) with respect to obtaining such permit(s) (including granting all necessary powers of attorney).
For avoidance of doubt and in addition to any other rights of the Lessee hereunder, should the conditions of any of the Use Permit and/or Occupancy Permit cause that the Lessee is limited in access to or use of the Property in accordance herewith, the Lessee, without prejudice to any other remedies under this Agreement or by law, shall be entitled to a proportional reduction of the Rent and the Park Management Fee, unless such conditions are imposed (i) by the competent authority due to the non-providing of the requested cooperation by the Lessee or (ii) directly by applicable law due to nature of the Use Permit for a trial use by the competent authority as the conditions requested and needed for performance of the trial use of the Property and the Lessee's machinery, equipment and/or technology, (iii) for the further use of the Property during the Term and/or Extended Term hereof being solely a direct result of and solely related to the trial use of the Lessee's machinery, equipment and/or technology in the Property (i.e. not having origin in a constructional part of the Property). The entitlement to a proportional reduction of the Rent and the Park Management Fee under the preceding sentence shall be notified to the Lessor in writing without undue delay; however the reduction applies since the first day of limitation of use and/or access.

1.6
The Parties shall be obliged to provide each other with any and all necessary assistance and cooperation so that all the steps necessary for obtaining of any administrative permit related to the Property and the Lessee's machinery, equipment and/or technology installed in the Property and other authorizations are taken as soon as possible. The Parties shall provide themselves with any copies of all such permits without undue delay after their issuance and entry into the legal force.

1.7
The Lessee shall be responsible for obtaining and maintaining of all corporate administrative authorizations or licenses necessary for its contemplated activities performed within the Property, such as the trade licenses or authorizations under Act No. 455/1991 Coll., the Trade Licenses Act, as amended.

1.8
The Lessor undertakes upon a written request of the Lessee to provide the Lessee with a consent to situate the seat of the Lessee at the address of the Facility D2 or Facility D2.1 (upon the Lessee's choice) with authorized signature not later than within 10 (ten) days after the delivery of a written notice from the Lessee. The Lessor further undertakes that upon a written request of the Lessee, the Lessor shall provide the Lessee with a written consent to state the address of the respective Building as the address of the Lessee's business premises in its trade license.

II.
Hand Over

2.1
The Property was handed over by the Lessor to the Lessee and taken over by the Lessee for the full use in accordance with the Future Lease Agreement prior or on the date hereof (hereinafter referred to as the “Hand-Over Date”).

2.2
On the day of the Early Access (as defined in the Future Lease Agreement) and/or Hand-Over Date a protocols were signed by the Lessor and the Lessee, in which the condition as well as all defects and backlogs of the Property and Extension (as applicable under the Future Lease Agreement), status of utilities meters and actual dimensions of individual surfaces of the Building and Extension (i.e. production, office, cafe and canteen, terrace and sanitary areas) measured in accordance with the Future Lease Agreement, handover of all keys, access cards and any other items including the maintenance manuals needed for use and maintenance of the Property by the Lessee were recorded (hereinafter collectively referred to as the “Hand-Over Protocol”). By signing the Hand-Over Protocol the Lessee accepted the Property for use hereunder subject to removal of the snags defined within the Hand-Over Protocol. A copy of the Hand-Over Protocol forms an Annex No. 8 hereto.

2.3
The Lessor shall remove all the defects identified in the Hand-Over Protocol, as well as hidden defects which existed on the Property and were unidentifiable at the time of hand-over, not later than within 14 (fourteen) days following the signing of the Hand Over Protocol or the date of notification of the above hidden defects to the Lessor, as applicable or latest within the time periods agreed in the Hand-Over Protocol. Should such defects, backlogs and/or remedy works prevent the Lessee from the access and/or use of the Property in accordance with this Agreement, the Lessee shall be entitled to the full or proportional reduction of the Rent and Park Management Fee until such deviations are cured.

Without affecting the foregoing, should the Lessor fail to remedy such defects within the period stated above, the respective sanctions under the Future Lease Agreement shall apply and the Lessee shall be entitled to remedy such defects at costs of the Lessor, provided that (i) it has notified in writing the Lessor about such failure and its intention to remedy such defects by itself, and (ii) it shall preserve the warranties given by the suppliers to the Lessor that are known to the Lessee (i.e. submitted by the Lessor to the Lessee prior to the commencement of the repair works; however not later than 2 (two) days after the receipt by the Lessor of the notice according to letter (i) above) and covering the repaired parts of the Property and/or Extension, and to set-off such reasonable and evidenced costs (considering that (i) the Lessee remedies Lessor's default and (ii) must react quickly in finding a contractor and (iii) is obligated to respect the warranties) against any amount due by the Lessee to the Lessor, including the Rent and the Park Management Fee hereunder.

For avoidance of doubt, the Extension is not object of the lease hereunder; however it was subject to confirmation of its completion status as defined under the Future Lease Agreement.

III.
Purpose of the Lease

3.1
The Property shall be used by the Lessee as a production/warehouse facility with office, sanitary, laboratory and cafe and canteen premises, yard and car park area to conduct business operations of the Lessee in accordance with its business licenses and authorizations at the time of conclusion of this Agreement or as revised from time to time during the Term and any Extended Term. Detailed specifications of the use of individual parts of the Property by the Lessee are described in Specification of Property Use and existing valid and effective administrative permits regulating the use of the Property. The Lessee is entitled to use the Property in accordance with its scope of business as stipulated in the extract from the Commercial Register attached Annex No. 5 hereto.

3.2	The Lessor undertakes not to initiate any proceedings regarding a different use of the Property or make any changes to the Facility and/or Property without a previous written approval of the Lessee.

The Lessee is entitled to decide on alteration of use of the individual parts of the Property as long as such use is in accordance with the administrative permits regulating the use of the Property (especially the Use Permit, Occupancy Permit) and provided the Lessor has conferred its previous consent with such change of use, which consent shall not be unreasonably withheld or delayed. Should the Lessee acquire all relevant permits and/or approvals (if applicable) the Lessor shall not unreasonably withhold or delay consent with change of the purpose of lease hereunder. The Lessor shall provide the Lessee with all necessary assistance with respect to obtaining relevant permits and/or approvals by the Lessee, however it does not mean that the Lessor shall be responsible for obtaining such permits.

IV.
Term of Agreement and its Termination

4.1
The lease term hereof shall start on the day of signing hereof (hereinafter referred to as the “Commencement Date”) and is concluded for a definite period until March 31st, 2034 (hereinafter referred to as the “Term”).

Break Option 1.     The Lessee is entitled to prematurely terminate this Agreement without stating a reason as of March 31st, 2024, however only on condition that: (i) the Lessee delivers to the Lessor by means of a registered letter a written notice stating that the Lessee intends to use this Break Option 1 on or before March 31st, 2023, and (ii) the Lessee shall pay to the Lessor a termination fee in the amount of EUR 500,000 (in words: five hundred thousand Euro) within two (2) months after the delivery of the written notice in accordance with this paragraph or May 31st, 2023 at latest.

Break Option 2.     The Lessee is further entitled to prematurely terminate this Agreement without stating a reason as of March 31st, 2029, however only on condition that the Lessee delivers to the Lessor by means of a registered letter a written notice stating that the Lessee intends to use this Break Option 2 on or before March 31st, 2028. For avoidance of doubts, in case the Lessee uses the Break Option 2, no termination fee shall be payable by the Lessee to the Lessor.

Prolongation Option. Provided that the Lessee notifies the Lessor at the latest 12 (twelve) months before the Term elapses by a registered letter delivered to the Lessor notifying the intent of the Lessee to     prolong the Term hereunder, the Term will be prolonged for additional 5 (five) year term (hereinafter referred to as the “Extended Term”). Such prolongation can be exercised once more before expiry of the prolonged 5-year Extended Term under the same conditions as above, i.e. total Extended Term may be 10 (ten) years.

4.2
The Lessor is authorized to an early termination of this Agreement within 30 (thirty) calendar days' notice period starting to run from the day following the delivery of the Lessor's termination letter by registered post to the Lessee solely in case any of the events listed below occurs:

(a)	the Lessee is in default with the performance of its financial obligations due under this Agreement for more than 30 (thirty) consecutive calendar days; or

(b)	the Lessee carries out substantial Structural Changes (as defined in the Article 9.2 hereof) on any part of the Property without the prior consent of the Lessor; or

(c)	the Lessee breaches one of the following substantial obligations under this Agreement:
-using the Property in accordance with purpose of lease under this Agreement specified in Article III. hereof, and effective legal regulations and permits that are known to the Lessee;
-obligation to maintain the Guarantee in the form as attached in the Annex No. 7 hereto;
or

(d)	the Lessee subleases the Property contrary to Article VII. hereof; or

(e)
a declaration of insolvency in accordance with the Act No. 182/2006 Coll., on Insolvency and Its Resolution, as amended, is issued by a court with respect to the Lessee, or a court denies a motion for a declaration of insolvency owing to the lack of property to cover the costs associated with insolvency proceedings; or the Lessee itself files a petition for a declaration of insolvency over its property; or a receiver or administrative receiver of the Lessee is appointed; or a resolution on the winding-up of the Lessee, either compulsorily or voluntarily (except for the purpose of amalgamation or merger) is adopted;

and at the same time, regarding all the reasons given under points (a) to (d) above it applies that the Lessor is authorized to give a notice to the Lessee only after the Lessee failed to redress the breach of any of its obligations within 30 (thirty) consecutive days after the receipt of a written reminder describing the default of the Lessee and including the notice that due to such default this Agreement may be subject to the early termination.

4.3
For any breach under the points (a) to (d) in the Article 4.2 above (not remedied within the remedy period under the Article 4.2 above and only after the expiration of such period), which may lead to the preliminary termination of this Agreement in accordance with the Article 4.2 above, the Lessee shall pay to the Lessor the contractual penalty in accordance with the following principles:

(i)	until the expiry of the 10th (tenth) year of duration of this Agreement: 48 (forty eight) monthly Rent payments applicable on the day of termination of this Agreement; and

(ii)
from start of the 11th (eleventh) year of duration of this Agreement until the expiry of the Term: 36 (thirty six) monthly Rent payments applicable on the day of termination of this Agreement, but not more than the     remaining Rent to be paid until the expiry of the Term;

(iii)
during any Extended Term: 18 (eighteen) monthly Rent payments applicable on the day of termination of this Agreement, but not more than the remaining Rent to be paid until the expiry of the respective Extended Term.

Upon payment of the penalty as specified in this Article 4.3 above: (i) the Lessor shall cease a right to claim any other contractual penalty agreed in this Agreement for the breach that caused the preliminary termination of this Agreement in accordance with the Article 4.2 above, and (ii) the Lessee shall have a right to terminate this Agreement giving the Lessor a written termination notice with an immediate effect; however the Parties agreed that period for vacation under Article 12.1 last paragraph letter (ii) shall apply.

However, in case of events listed under Article 4.2 (a) to (d) above, the Lessee shall not be obligated to pay the contractual penalties, if the Lessee has not been able to fulfill its obligations due to reasons of Force Majeure (as defined below).

For the purpose hereof, “Force Majeure” shall mean a delay caused by strikes, lockouts or similar labour disruptions (except for such strikes, lockouts or labour disruptions caused by the employees of the Party asserting the Force Majeure); earthquakes, fire, floods or similar natural disasters; significant and documented unusual and unanticipated weather delays; war, riot or civil insurrection; governmental moratoriums; or other similar causes beyond respective Party's control which could not be reasonably foreseen by such Party. For the avoidance of doubt, the Parties agree that for the purposes of this Agreement “Force Majeure” shall not include any of the risks associated with the activities of a real estate developer/lessor (such as, without limitation, failure or delay by sub-contractors in meeting deadlines, failure or delay in obtaining licenses-permits-certificates from competent authorities caused by reasons on side of the Lessor, unavailability of money or financing proceeds or negative effects of financial/economic crisis).

4.4
The Lessor and the Lessee shall be responsible for the behaviour and negligence of their representatives and employees. The Lessor shall be responsible for quiet enjoyment with respect to other lessees in CTPark Brno II.

4.5
The Lessee is entitled to early terminate this Agreement within 30 (thirty) calendar days notice period starting to run from the day following the delivery of the Lessee's termination letter by registered post to the Lessor solely in case any of the events listed below occurs:

(a)
the Lessee is unable or substantially restricted to access and/or use the whole Property (factually or legally, including lack of or limitation within the Use/Occupancy Permits) for more than 7 (seven) consecutive calendar days without the Lessee being at fault; or

(b)
the Lessee was unable access and/or to use (factually or legally, including lack of or limitation within the Use/Occupancy Permits) 35% or more of the currently leased production and warehouse area of Property as marked in the plan attached hereto as Annex No. 1A or 35% or more of the Property, both for more than 15 (fifteen) consecutive calendar days without the Lessee being at fault; or

(c)	the Lessee could not access and/or use any of the connections to the public suppliers of utilities for more than 14 (fourteen) consecutive calendar days without the Lessee being at fault; or

(d)
the Lessor fails to ensure and/or maintain a title of the Lessee to use the Land, which causes actual technical or legal inability of the Lessee to access the Property for more than 7 (seven) consecutive calendar days or the Lessor fails to ensure and/or maintain a title of the Lessee to use the Land for more than 60 (sixty) consecutive calendar days without the Lessee being at fault without any additional conditions; or

(e)
a declaration of insolvency in accordance with the Act No. 182/2006 Coll., on Insolvency and Its Resolution, as amended, is issued by a court with respect to the Lessor, or a court denies a motion for a declaration of insolvency owing to the lack of property to cover the costs associated with insolvency proceedings; or the Lessor itself files a petition for a declaration of insolvency over its property; or a receiver or administrative receiver of the Lessor is appointed; or a resolution on the winding-up of the Lessor, either compulsorily or voluntarily (except for the purpose of amalgamation or merger) is adopted, or

(f)	the Lessor breaches any of its obligations under Article 15.5 for more than 7 (seven) consecutive calendar days without the Lessee being at fault,

and at the same time, regarding all the reasons given under points (a) to (d) and (f) above, it applies that the Lessee is authorized to give a notice to the Lessor and the Lessor only after the Lessor has failed to redress the breach of any of its obligations within 30 (thirty) consecutive calendar days after the receipt of a written reminder describing the default of the Lessee and including the notice that due to such default this Agreement may be subject to the early termination.

4.6
For any breach under points (a) to (d) and (f) in the Article 4.5 above (not remedied without the remedy period under the Article 4.5 above and only after the expiration of such period), which may lead to the preliminary termination of this Agreement in accordance with the Article 4.5 above, the Lessor shall pay to the Lessee the contractual penalty in accordance with the following principles:

(i)	until the expiry of the 10th (tenth) year of duration of this Agreement: 48 (forty eight) monthly Rent payments applicable on the day of termination of this Agreement;

(ii)
from start of the 11th (eleventh) year of duration of this Agreement until expiry of the Term: 36 (thirty six) monthly Rent payments applicable on the day of termination of this Agreement, but not more than the     remaining Rent to be paid until the expiry of the Term; and

(iii)
during any Extended Term: 18 (eighteen) monthly Rent payments applicable on the day of termination of this Agreement, but not more than the remaining Rent to be paid until the expiry of the respective Extended Term.

Upon payment of the penalty as specified in this Article 4.6 above: (i) the Lessee shall cease a right to claim any other contractual penalty agreed in this Agreement for the breach that caused the preliminary termination of this Agreement in accordance with the Article 4.5 above, and (ii) the Lessor shall have right to terminate this Agreement giving the Lessee written termination notice with immediate effect; however the Parties agreed that period for vacation under Article 12.1, last paragraph, letter (ii) shall apply.

4.7
However, in case of events listed under Article 4.5 above, the Lessor shall not be obliged to pay the contractual penalties if the situations described under the points (a) to (d) or (f) of Article 4.5 above occurred due to reasons of the Force Majeure.

V.
Rent

5.1	From the Commencement Date the Lessee shall be obliged to pay to the Lessor the rent for use of the Property by the Lessee (hereinafter referred to as the “Rent“) calculated as follows:

(I.)    the rent for the Production/Warehouse Building D2.2 and Paved Areas D2.2:
A) Production/warehouse area:
[•] sq m        á EUR 3.79    = [•] EUR per month
B) Office area:                = 10.00 EUR per whole area per month

C) Utility/Sanitary areas:        = 10.00 EUR per whole area per month

D) Paved Areas D2.2 - outer yard:    = 950.00 EUR per whole area per month

E) Paved Areas D2.2 - car park:
[•] parking places     á EUR 1.00/1 place    = [•] EUR per month

(II.)    the rent for the Office Building D2.1 and Paved Areas D2.1:
A) Office/Laboratory area:
[•] sq m        á EUR 7.00    = [•] EUR per month

B) Utility/Sanitary areas:
[•] sq m        á EUR 8.95    = [•] EUR per month

C) Cafe/Canteen areas:
[•] sq m        á EUR 8.95    = [•] EUR per month

D) Roof top terrace:
[•] sq m        á EUR 1.00    = [•] EUR per month

E) Underground parking places:
[•] parking places     á EUR 50.00/1 place    = [•] EUR per month

F) Paved Areas D2.1 - outer yard    = 900.00 EUR per whole area per month

G) Paved Areas D2.1 - car park
[•] parking places     á EUR 1.00/1 place    = [•] EUR per month

The total monthly rent for the Building and the Paved Areas amounts to EUR [•] (in words: [•] Euro) plus mandatory VAT.
The Rent does not include costs for the Park Management Fee (as defined under the Article 6.3 below).

5.2
The Rent and the Park Management Fee shall be paid quarterly in a lump sum amount in advance in CZK using the CZK/EUR exchange rate of 25.785 fixed for the entire Term and Extended Term. The Lessor will issue an invoice that will meet the requirements of Czech tax law.

The Parties have agreed that the invoice date and the taxable fulfillment date to comply with the Czech VAT Act shall be the 1st (first) business day of the quarter for which the Rent is being paid.

5.3
In case of any outstanding payments resulting from this Agreement, the Lessee shall pay to the Lessor a default interest amounting to a fixed rate of 0.05% from the outstanding amount per each day of delay. In doubt whether the Rent or other financial obligation under this Agreement was paid on time or not the decisive day is the day on which the whole due amount is credited to the Lessor's account.

5.4
The Rent amount and the Park Management Fee shall be increased by a fixed indexation rate amounting to 1.25 % per calendar year, the indexation to take place as of the anniversary of the Commencement Date of each calendar year of the Term, however the first indexation shall take place on the fifth (5th) anniversary of the Commencement Date.

5.5
The Rent is paid duly if it is credited to the Lessor's account on the due date. The Rent for each quarter of the year shall be due within 30 (thirty) calendar days following the day of a delivery of the respective invoice; the invoice shall be issued on the 1st (first) business day of the 1st (first) month of the quarter for which the Rent is being paid. Should the Commencement Date occur other day then the 1st (first) day of the calendar quarter, the invoice for the Rent and the Park Management Fee for such quarter shall be proportionally decreased to correspond to number of days for which the Rent and the Park Management Fee is paid until the end of the relevant quarter in which the Commencement Date occurred and the invoice shall be issued on the Commencement Date. The same principle applies in case this Agreement terminates on other day that the last day of the calendar quarter.

5.6
Without prejudice to any other Lessee's rights hereunder or under applicable law, the Lessee shall be entitled to full or proportional reduction of the Rent and the Park Management Fee in the case that the access to or use of the Property or operation of its plant within the Property is limited due to circumstances that the Lessee bears no responsibility for.

VI.
Park Management Services and Fee

6.1
Apart from the Rent the Lessee shall be obliged to pay to the Lessor park management services costs connected to the use of the Property in accordance with this Article VI. The costs for the park management services are the expenses and costs connected with the operation and maintenance of the Property and the common areas of the CTPark Brno II to be provided by the Lessor.

6.2	The park management services provided by the Lessor include the following services:

•	All necessary CTPark Brno II maintenance - maintenance of all publicly accessible areas located outside the Property within CTPark Brno II (including common green areas etc.)

•	Snow and ice removal from all publicly accessible areas located outside the Property within CTPark Brno II, operation, maintenance and repairs of access roads

•	Operation, maintenance and repairs of public lighting on common areas of CTPark Brno II

•	Operation, maintenance and repairs of outdoor sewage system, major maintenance of all utilities outside the Building such as gas pipes, waste water pipes, drink water facilities

•	Park publicity and sign-posting

•	Insurance fees

•	Property tax

•	CTPark Brno II management - administrative and security services

(hereinafter referred to as the “Services”).

The Lessor shall provide to the Lessee the Services in a high quality standard for the entire Term and any Extended Term.

6.3
The price for provision of all these Services amounts to EUR 3.00 (in words: three Euro) per 1 square meter of the rentable area of the Building (which shall be calculated as a sum of square meters of the Production/Warehouse Building D2.2, square meters of all aboveground storeys of the Office Building D2.1 and square meters of utilities/sanitary areas located in the basement of the Office Building D2.1; however in each case excluding office, utility and sanitary areas within the Production/Warehouse Building D2.2, i.e. [•] square meters in total), i.e. in total EUR [•] (in words: [•] Euro) per year plus mandatory VAT (hereinafter referred to as the “Park Management Fee”). The Park Management Fee shall be paid and indexed in the same manner as the Rent.

Should the Lessor fail to provide the Services in accordance herewith, the Lessee shall be entitled to a proportional decrease of the Park Management Fee. In case the Lessor does not duly reinstate the Services within undue delay, however within 5 (five) days at the latest or exceptionally within 24 (twenty four) hours when the interruption of the Services may hinder the operation of the Lessee, after receiving a written notification of the Lessee, the Lessee shall be entitled to procure such Services at the costs of the Lessor, which shall be reasonable and evidenced to the Lessor until the Services are duly reinstated by the Lessor, and shall have the right to set-off any payments against the Rent and the Park Management Fee.

6.4
From the Commencement Date the Lessee shall enter by itself into agreements with the suppliers of utilities (electricity, heat, gas, drinking/sewage/rain water, telephone etc.) and bear the costs of supplies and the cost of electricity capacity charge.

6.5
If entering into such separate agreements as aforementioned is technically not possible, the respective contract / contracts with the suppliers of services / utilities (electricity, heat, gas, drinking/sewage/rain water, telephone etc.) shall be concluded by the Lessor. Based on this contract / these contracts the Lessor shall then issue and deliver to the Lessee a separate invoice for the utilities actually consumed by the Lessee in the Property without any surcharge. The consumption shall be measured by the measuring devices installed in the Building at Lessor's costs. The Lessee shall pay the invoice within 30 (thirty) days after the invoice has been delivered. The Lessor will not add a bookkeeping charge or “surcharge” on the actual cost for any agreement concluded by Lessor (other than Lessor's right to receive the Park Management Fee).

6.6
The Lessor shall ensure the maintenance and repairs of the sprinkler station (sprinkler tank including the sprinkler machine room) which shall be used by the Lessee and other lessees of the buildings connected to the sprinkler station and sprinkler tank. The Lessee shall jointly with other lessees of the buildings connected to the sprinkler station and sprinkler tank bear respective part of costs for daily maintenance and repairs of the sprinkler station (sprinkler tank including the sprinkler machine room), calculated for the Lessee according to the proportion of the total built-up area of the buildings connected to the sprinkler station and sprinkler tank to the built-up area of the Building. However the above maintenance and repairs shall be at liability of the Lessor during a period of the relevant warranties provided by the Lessor's suppliers or during a period for which usually such warranties are granted.

VII.
Use of the Property, Assignment, Sublease

7.1
The Lessee shall be entitled to assign and transfer all rights and obligations under this Agreement to any entity belonging to the same group of companies as the Lessee, controlled by, controlling or under common control of the Lessee pursuant to the § 66a of the Act No. 513/1991 Coll., the Commercial Code, as amended (hereinafter referred to as the “Lessee Affiliate”), if the following conditions are fulfilled:

(i)
the Lessee shall inform the Lessor in writing about any contemplated assignment of rights and obligations under this Agreement to any Lessee Affiliate     30 (thirty) days prior such assignment at the latest (hereinafter referred to as the “Day of Assignment”);

(ii)	at the time of such assignment, the Lessee Affiliate shall have the same or better financial standing than the Lessee had at the time of concluding hereof;

(iii)
prior the Day of Assignment all outstanding financial obligations of the Lessee, especially the Rent and the Park Management Fee, arising out of or howsoever connected with this Agreement and existing as of the Day of Assignment shall be paid to the Lessor in accordance with this Agreement;

(iv)
prior the Day of Assignment a new Guarantee in the form attached as Annex No. 7 hereto securing from the Day of Assignment a fulfillment of all financial obligations of the Lessee Affiliate arising out of this Agreement shall be delivered to the Lessor and the Lessor shall return the original Guarantee (as defined below) to the Lessee upon receipt of the new Guarantee. If the Lessor does not require a new Guarantee, the Guarantee that is currently in effect at the time of an assignment or other transfer shall automatically apply to the Lessee Affiliate.

7.2
Following the assignment and transfer of all rights and obligations under this Agreement to the Lessee Affiliate in accordance with the previous Article 7.1 hereof the Parties hereto and the Lessee Affiliate shall, within 30 (thirty) business days following request of any Party or Lessee Affiliate, enter into an amendment to this Agreement declaring assignment and transfer of all rights and obligations of the Lessee to the Lessee Affiliate.     In case the conditions mentioned under the letters (i) to (iv) of Article 7.1 above are not fulfilled, the assignment of rights and obligations to the Lessee Affiliate shall not be effective vis-à-vis to the Lessor, and the Lessee shall stay the contractual Party hereto.

7.3
Notwithstanding the foregoing, the Lessee, or its permitted successive assignees or transferees, may assign or transfer this Agreement or delegate any rights or obligations hereunder without a consent of the Lessor in connection with a merger, reorganization, transfer, sale of assets, or change of control or ownership of the Lessee, or its permitted successive assignees or transferees provided that: (i) the Lessee documents to the Lessor on or before assignment or transfer or delegation that the Lessee's successor hereunder has the same or better financial standing than the Lessee had at the time of conclusion hereof, (ii) all rights and obligations hereunder or resulting herefrom shall be transferred or assigned to such entity, including CTP Guarantee (as defined in the Article 16.1 below), (iii) such a company shall provide the Lessor in advance with (a) a parent company guarantee guaranteeing due fulfillment of the obligations hereunder and form of which forms Annex No. 7 hereto to be issued by a parent company of the company to which this Agreement is assigned, provided that is has the same or better financial standing as the current guarantor of the Lessee, or (b) a guarantee form of which forms Annex No. 7 hereto issued by the current guarantor of the Lessee. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assignees.

7.4
The Lessee shall be entitled to further sublease the Property as whole or in parts in an unlimited number to other legal entities subject to previous written consent of the Lessor. The Lessor's consent shall not be unreasonably withheld or delayed. The consent shall be deemed reasonably withheld in case the Lessee intends to sublease the Property for the rent which is substantially under normal market conditions. Thus, for the purposes of the receiving the Lessor's consent, the Lessee is obliged to provide the Lessor with a specific amount of the rent for which the Property or its part should be subleased to the third entity. The Lessee undertakes not to further sublease the Property or any of its parts to the companies that keep in store or process hazardous raw materials.     In the event of further sublease or co-usage of the Property (as stated below in this paragraph), the Lessee shall remain the contractual Party of the Lessor to the full extent and for the whole duration of this Agreement and shall be fully liable for its sublessees or co-users. For avoidance of doubt the Lessee shall be entitled to sublease or part with possession to the whole or part of the Property to any Lessee Affiliate, to which Lessor hereby consents regardless of the rental amounts.

7.5
The Lessee is entitled to place advertising boards anywhere inside or on the Building at its own costs provided that it does not violate any applicable laws, regulations, decrees or permits by doing so, and in case of placing the advertising boards on the Building the Lessee has to agree with the Lessor the exact design, size and placement on the roof. The Lessor is obliged to provide the necessary cooperation to the Lessee, in particular to provide it with the necessary approvals required by the relevant public administration authorities. In addition the Lessee is entitled to maintain for entire Term and Extended Term the logo installed on the roof of the Facility under the Future Lease Agreement as displayed on plan attached hereto as Annex No. 14.

7.6
The Lessor undertakes to allow free and unrestricted access at all times, 24 hours per day, 365 days a year along all roads and paths to the Property and free and unrestricted use and peaceful enjoyment at all times, 24 hours per day, 365 days a year along the Property for purpose hereof and grant truck access to the loading and unloading areas of the Property, with the exception if such use and access is not possible due to the Force Majeure and shall ensure the same with respect to any third parties and other lessees of the Lessor. The Lessor shall be obligated to grant and provide for the entire Term and any Extended Term to the Lessee the Services in the extent as agreed herein.

7.7
The Lessor shall be entitled to assign in full all its rights and obligations hereunder or resulting from this Agreement to a company belonging to the group (for the purpose of this Agreement member of the group is an entity belonging to concern pursuant to Section 66a of the Act 513/1991 Coll., as amended, the Commercial Code) provided that (i) such company shall become the sole owner of the Facility, Property and Extension (including the Land, or shall become a lessee under the Land Agreement with Brno), (ii) all rights and obligations hereunder or resulting herefrom shall be assigned to such company, including the Guarantee (as defined in the Article 16.1 below), (iii) such company shall warrant a free, unrestricted, full access to the Property and Extension (if applicable) and (iv) such company shall provide the Lessee in advance with (a) a parent company guarantee guaranteeing due fulfillment of the obligations under this Agreement and Future Lease Agreement and form of which forms Annex No. 10 hereto to be issued by a parent company of the company to which this Agreement is assigned, provided that such parent company has the same or better financial standing as the current guarantor of the Lessor, or (b) a guarantee form of which forms Annex No. 10 hereto issued by the current guarantor of the Lessor. In addition the Lessor shall be entitled to assign receivables herefrom and the Guarantee to the bank financing the construction of the Property.

The Lessor undertakes to inform the Lessee in writing about such contemplated transfer of rights and obligations.

The Lessor undertakes to ensure and guarantee that in case it transfers its ownership rights towards the Facility, Property and/or Extension and/or any of its parts, the Lessee shall remain entitled to use the Property and Extension (if applicable), as hereunder to the same extent and under the same terms and conditions and for the entire Term and the Extended Term.
The Parties have agreed that, should the Lessor assign or transfer its rights and obligations hereunder, it should guarantee or ensure that its current guarantor hereunder duly guarantees fulfillment of obligations related to future expansions and right of first refusal hereunder for the Lessee; otherwise such provisions remain enforceable also against the Lessor or its current guarantor hereunder.

VIII.
Repairs and Maintenance

8.1
The Lessee shall perform day to day repairs and maintenance of the Building (excluding outside areas of the Property) in the following extent: day to day upkeep and repairs, day to day maintenance, regular safety checks (in Czech: “revize”), controls and other day to day maintenance of the Building including all installed equipment and machinery within the Building including the electrical (such as electrical doors, gates, docks) and compressed air equipment as well mechanical equipment (such as mechanical doors, gates, dock), installations for heating and cooling (offices). With respect to the costs of the day-to-day maintenance and repairs, if the cost of maintenance and repairs within the Property not caused by the Lessee exceeds an amount of 5,000.00 EUR / per event of maintenance and repair and 50,000.00 EUR / in total per year of the Term and the Extended Term, the amount in excess shall be paid by the Lessor to the Lessee within 30 (thirty) days after the delivery of the written request of the Lessee. In any case the maintenance of the equipment has to be carried out by the Lessee. If any parts of the Building are or usually would be under warranty, the maintenance (excluding upkeep) and repairs will be carried out by the Lessor - in such cases the Lessee shall not pay for the maintenance and repairs as well as in case the defects are caused by the Lessor. If the Lessor fails to pay the amounts of the expended costs in excess of the aforementioned amounts the Lessor shall pay to contractual penalty in the amount of 0.05% of a delayed amount per day of delay and the Lessee may set-off all amounts against any amount due to the Lessor, including the Rent and the Park Management Fee. Furthermore, the Lessee shall be liable to repair and maintain its assets or installations which were brought into the Property by the Lessee and remains its property separable from the Property.

Each Party shall be entitled during the whole Term and the Extended Term hereof to check the due performance of the maintenance and repairs obligations within the responsibility of the other Party, and, if reasonable, it is entitled to request the other Party to present all necessary documents (in particular, but not limited to the up-to-date safety check reports) proving the due performance of such maintenance and repairs by the other Party. Should the other Party not provide the requesting Party with the requested documents and information proving the due and up-to-date maintenance and repairs of the Property, it shall be responsible and indemnify the requesting Party for any costs and risks the requesting Party may incur in connection with such breach of the other Party's obligations.

8.2
The Lessor shall carry out (at its own expense) all repairs and maintenance of the Facility, Property and Extension except for those specified within Article 8.1 hereof; and it shall particularly ensure repairs of ceilings, floors, roof, external walls and cladding, downspouts, gutters and mezzanine floors and all the structural elements of the Facility, Property and Extension and CTPark Brno II, roads, paths, car parks and all outside areas of the Property. Any repairs and maintenance shall be performed by the Lessor at a time mutually agreed upon by the Parties and shall hinder the operation of the plant to the smallest possible extent.

8.3
The Lessee shall be liable towards the Lessor for direct damage to the Property caused by the Lessee or its representative(s), employee(s) and suppliers. The Lessor shall be liable to the Lessee for direct damage caused to the property of the Lessee and movable assets brought into the Facility and Property by the Lessee or its representative(s), employee(s) and suppliers and it shall also be liable for damage caused by any third parties if resulting from breach of its obligation to provide security services hereunder. The Lessee shall without unnecessary delay announce to the Lessor any damage to the Property, which the Lessee is not obliged to repair by itself. The Lessee shall be responsible for additional damage arisen as a result of not reporting of the primary damage in time. Provisions of the preceding sentence shall not affect the Lessee's right under the Article 5.6 above regarding the reduction of the Rent and the Park Management Fee. Notwithstanding applicable statutory regulations, all Lessee's (including its employees, directors and contractors) personal property, equipment, machinery, trade fixtures and temporary installations, placed or installed on the Property by the Lessee, shall remain Lessee's property free and clear of any claim by the Lessor for entire duration hereof.

8.4
The Lessor shall perform any and all repairs and maintenance that it is obliged to carry out under this Agreement without undue delay and within the shortest possible time as agreed by the Parties to hinder to minimum extent operations of the Lessee within the Property. If the Lessor fails to meet this obligation after receiving a written reminder from the Lessee and within reasonable time that does not cause impact to Lessee's operation, the Lessee is entitled to perform such repairs and maintenance at the Lessor's expense, such costs being reasonable (however considering that Lessee is remedying default of the Lessor and acting quickly and not in position of skilled developer), and the Lessor is obliged to refund it to the Lessee. The Lessee shall preserve the warranties given by the suppliers to the Lessor that are known to the Lessee (i.e. provably submitted by the Lessor to the Lessee prior to the commencement of the repair works) and covering the repaired parts of the Property.

8.5
The Lessee is aware of the fact that as an entity using the Property for its business activities, it is obliged to secure fulfillment of fire safety obligations (including periodical revisions of fire installations as in the Article 8.1) pursuant to the Act No. 133/1985 Coll., on Fire Protection, as amended, namely pursuant to Section 2, clause 2 of the Act on Fire Protection. If the Facility is used by more lessees and there are any common areas within the Facility used by these lessees or some of them, the Lessor shall secure fulfillment of the above mentioned obligations and the Lessee and the other lessees shall pay the pro-rata share of the accrued costs.

8.6
The Lessee shall be a generator and also an owner of any and all waste produced in connection with its operation within the Property in accordance with the Czech Act No. 185/2001 Sb., on wastes, as amended, and undertakes to dispose with any and all waste fully in accordance with the valid legal regulations. The Lessee further undertakes to meet and fulfil all obligations imposed on it by applicable environmental laws and other legal regulations.

IX.
Structural and Non-structural Changes, introduction of machinery

9.1
The Lessee is entitled to perform non-structural changes (other than specified under Article 9.2 below) to the Property or any part of it or install additional machinery in the Property (if such installation does not require issuance of any additional permit or change of any of the existing Use Permit or Occupancy Permit) upon previous written notice given by the Lessee to the Lessor at the latest 10 (ten) business days prior to the performance of such changes or installations (hereinafter referred to as the "Non-structural Changes").

9.2
The structural changes concerning the core of the Property or requiring a building permit (in Czech: "Stavební povolení") issued by the building authority, or a notification (in Czech: “Ohlášení”) to the building authority (hereinafter referred to as the "Structural Changes") shall only be performed by the Lessee upon previous written consent of the Lessor given prior applying for a building permit or prior notification to the building authority. The Lessor shall not refuse to give such consent without a serious reason.

9.3
All permits and approvals or notifications required for the Non-structural Changes and Structural Changes shall be obtained by the Lessee at its own expense; the Lessor undertakes to provide the Lessee with all reasonable cooperation necessary for obtaining such permits (including granting all necessary powers of attorney).

The Lessee shall document all Non-structural Changes and Structural Changes undertaken by it in the form of building plans and shall provide the Lessor with a copy of such plans free of charge.

9.4
Should the Lessee perform or start to perform the Non-structural Changes in the Property without prior notification of the Lessor or Structural Changes without obtaining the prior consent of the Lessor, the Lessee shall be responsible for any and all damage caused to the Property by such changes. Furthermore, the Lessee shall be obliged to reimburse in such a case the Lessor for such damage caused by Non-structural Changes or Structural Changes at its own costs without undue delay as well as the Lessee shall indemnify and hold the Lessor harmless from any possible financial claims of the authorities connected with such non-permitted performance of the Structural Changes in the Property. Upon request of the Lessor, the Lessee shall be obliged to remove the Non-structural Changes and / or     Structural Changes performed by the Lessee in contradiction herewith; should the Lessee not fulfill this obligation within a reasonable time from a delivery of a written notification of the Lessor, the Lessor shall be entitled to remove such changes at the Lessee's costs.

9.5
The Non-structural Changes or Structural Changes of any kind shall be carried out by the authorized companies while observing all applicable legal regulations solely at the expense and the risk of the Lessee.

9.6
The Lessor hereby agrees and acknowledges that the value of the separate movable assets under the Section 26 of the Act No. 586/1992 Coll., on Income Tax, as later amended and further specified in the Instruction No. D - 300 of the unified application of several sections of the Income Tax with respect to the Section 26 of the Income Tax, if the separate movable assets is considered as the part of the Structural Changes (recognized, for the purposes of this lease, as technical improvements by the Parties) shall be depreciated by the Lessee during the Term and Extended Term (if applicable) and the Lessor hereby warrants that during the Term and the Extended Term it shall not increase the input price of the Lessor's own tangible assets by the amount of the costs related to the separate movable assets of the Structural Changes (technical improvements). For avoidance of doubt, the Lessor hereby agrees that the Lessee may depreciate also initial investments prior conclusion hereof as well as any other technical improvements of the Property and the Lessor hereby warrants that during the Term and the Extended Term it shall not increase the input price of the Lessor's own tangible assets by the amount of the costs related to the technical improvements of the Lessee.

9.7
At the termination by the Lessor or expiration of the Agreement, the Lessee shall be obliged to either (i) remove all Non-structural Changes and Structural Changes, except such Non-structural Changes and Structural Changes made by Lessee in accordance with this Article IX., at its own expense in order to restore the Property to its original condition as of the conclusion hereof or (ii) leave the Non-structural Changes and Structural Changes in the Property, subject to the agreement with the Lessor on an extent and a compensation for the Non-structural Changes and Structural Changes to be left in the Property.

In case of termination hereof by the Lessee the Lessee shall only notify the Lessor regarding the extent of the Non-structural Changes and Structural Changes which will be left in the Property. For avoidance of doubt, the Parties hereby confirm that initial fit outs implemented prior to the conclusion hereof shall be left in the Property upon any termination or expiration hereof at no compensation to be paid by either Party to the other Party.

9.8	Structural Changes, Non-structural Changes performed by the Lessor.

The Lessee is entitled to request Structural Changes and/or Non-structural Changes to be performed by the Lessor (hereinafter referred to as the “Requested Changes”) after the Commencement Date and during the whole Term and Extended Term. The Lessee shall then pay for the Requested Changes an amount agreed in advance and in the form of a fixed lump sum payment; in such a case the Parties agree that the Lessor shall issue an invoice, in which it accounts such fixed costs for the Requested Changes in construction of the Property including a coordination fee of 8% (i.e. amount is final including all costs and coordination fee) calculated from the construction cost of the Requested Changes (covering the permitting and project management work of the Lessor). The Lessee undertakes to pay to the Lessor such agreed price contained in the relevant invoice within 30 (thirty) days after the relevant invoice is issued by the Lessor. The invoiced price by the Lessor shall not exceed the agreed price according to this Article.

The Lessor is neither obliged nor entitled to start with implementation of the Requested Changes in the Property until the Lessee approves specification and fixed costs of the Requested Changes in writing, and Parties reach mutual agreement on the time frame and price of the Requested Changes implementation.

9.9
The Parties hereby agree that the Lessor shall not be entitled to make any alterations or modifications to the Facility, Property, Extension and Land without a prior written consent of the Lessee and/or install any equipment on or in the Facility (including roof) and/or the Land. For avoidance of doubt the Parties confirm that the roof of the Facility and its outer facade is a part of the Building (part of the object of the lease hereunder).

9.10
As to changes referenced in this Article or elsewhere (collectively, “Lessor Changes”) that would affect Lessee's right of use of the Property and common areas or access to the Property, the following will apply: (i) the Lessor Changes will not involve a change in location of the space that Lessee leases, adversely affect Lessee's right of use or operation of business at the Property or its access; and (ii) any Lessor Changes will be performed in a good and workmanlike manner and in a manner designed to minimize any adverse impact on Lessee's operation of business at the Property and use of common areas. In connection with any Lessor Changes, if the Property is rendered untenantable in whole or in part, there will be a proportionate and fair abatement of the Rent and the Park Management Fee and other charges during the period that the Property is made untenantable (without waiving any other right or remedy under this Agreement if the Property is made untenantable because of a violation of laws or as a result of the gross negligence or intentional misconduct of the Lessor, its employees, independent contractors or invitees).

X.
Right of Inspection

10.1
The representatives of the Lessor or the third parties' representatives appointed by the Lessor or the representatives of authorities have the right to enter the Property for the purposes of inspection on the condition that they notify the Lessee at least 3 (three) business days ahead and arrange a meeting within regular working hours, the right to be exercised not more than once every quarter of the year, or upon agreement with the Lessee, if this right to be exercised more than once in every quarter of the year, however such limitation shall not apply to the last year of the Term or the Extended Term in order to introduce the Property to a new tenant interested in a lease of the Property after the Lessee. No other persons shall be allowed to enter the Property without a prior written consent of the Lessee. The visits of representatives of the Lessor or the third parties' representatives appointed by the Lessor and the representatives of authorities and a new prospective tenant shall not hinder due operation of the plant. The visits shall always take place at the presence of the responsible representative of the Lessee.

10.2
In the case of immediate danger the Lessor is entitled to enter the Property at any time, however, only for purpose of forestalling such dangerous situations and only to the necessary extent. In such a case the Lessor shall notify the Lessee about such entry into the Property on the earliest possible occasion.

10.3
In any case of above right to enter, the Lessor shall be solely responsible to the Lessee to ensure confidentiality regarding any information that may come to knowledge of the entering persons and that form a trade secret or intellectual property rights of the Lessee.

XI.
Other

11.1	Each Party shall carry its own costs in connection with the conclusion of this Agreement.

11.2
The Lessee is obliged upon the written (or e-mail) request by the Lessor to provide the Lessor by January 15th of each year of the Term at the latest with an information about the number of its employees employed in an employment relationship in the previous calendar year within the Property, followed by the written excerpt from the evidence kept by the respective bureau of social security (in Czech: “správa sociálního zabezpeèení”). This information is to be provided by the Lessee in writing.

XII.
Return of the Property

12.1
Upon the termination or expiration of this Agreement the Property shall be handed over to the Lessor in the state as at the Commencement Date with permissible deviations from the original state of the Property resulting from:

(a)	Non-structural Changes and Structural Changes made by the Lessee in accordance with Article IX. hereof, and/or

(b)	usual wear and tear.

After the inspection of the Property at the time of the hand-over to the Lessor a handover protocol shall be signed by the Lessor and the Lessee, in which the state as well as all defects of the Property, handover of all valid and up-to-date revisions, return of all keys and access cards and status of utilities meters shall be recorded.

Notwithstanding the previous paragraph, the Lessee shall be obliged to return the Property back to the Lessor in clean and tidy condition subject to ordinary wear and tear. The Parties expressly agree that any initial investments to the Property implemented prior to conclusion hereof may be left by the Lessee in the Property after termination or expiration hereof at no compensation to be paid by the Lessor to the Lessee.

For avoidance of doubt, the Parties hereby agree that in case of termination hereof (i) by the Lessor due to default of the Lessee in accordance with the Article 4.2 hereabove the Lessee shall have 90 (ninety) days after the effective termination to vacate the Property with no Rent or other compensation for use applicable (the Park Management Fee and costs for consumption of utilities will be paid by the Lessee as if the lease would not be terminated), and (ii) by the Lessee or Lessor due to default of the Lessor in accordance with the Article 4.5 hereabove or by the Lessee due to default of the Lessee in accordance with the Article 4.2 hereabove the Lessee shall have 180 (one hundred and eighty) days after the effective termination to vacate the Property with no Rent or other compensation for use and Park Management Fee applicable (costs for consumption of utilities will be paid by the Lessee as if the lease would not be terminated).

12.2
If the Lessee does not return the Property at the date of effective termination of this Agreement (either early termination or expiry of the Term or Extended Term in accordance hereof) or within period stated under Article 12.1 above, whichever is later, due to the Lessee's fault, the Lessee expressly confirms that the Lessor shall be in such a case entitled to enter the Property and terminate the unjustified use of the Property (other than use for purpose of vacating the Property if the Lessee is proceeding diligently) by the Lessee by removing all items belonging to the Lessee or used by it in connection with the Lessee's business in the Property (such as in particular, but without limitation, the equipment, stored goods and movable assets of the Lessee) from the Property at the costs of the Lessee; however in such a case the Lessor shall be liable for damage caused to property of the Lessee. Such removal by the Lessor shall be then deemed as termination of the factual use of the Property by the Lessee. Furthermore, the Lessee shall pay a contractual penalty in the amount of EUR 5,000 per each day of such unjustified occupation of the Property and on top of that a daily Rent and Park Management Fee per each day of such unjustified occupation as a compensation for such unjustified use. However, the total amount of the above contractual penalty together with the above compensation for unjustified use shall not exceed the maximum amount of EUR 1,800,000. The damages in excess of the aforementioned contractual penalty or above cap shall not apply and/or any additional compensation for use shall not apply; however the Lessee shall be obliged to pay (next to the contractual penalty specified above) also costs of the utilities consumed during the period of unjustified use as if the lease would not be terminated. The provisions of the Article 12.1 above shall not be affected and take precedence over this Article.

12.3
Upon the termination or expiration of this Agreement the Lessee shall remove all machinery and mechanical installations and pieces of equipment brought in by the Lessee at his own expense unless otherwise agreed by both Parties.

12.4
At the termination by the Lessee the Lessee shall be allowed to unilaterally terminate the agreements with the suppliers of utilities (electricity, heat, gas, drinking/sewage/rain water, telephone etc.). At the termination by the Lessor of this Agreement or expiration of this Agreement the Lessee shall not be allowed to unilaterally terminate the agreements with the suppliers of utilities (electricity, heat, gas, drinking/sewage/rain water, telephone etc.), otherwise the Lessee shall be responsible and indemnify the Lessor for any costs and risks the Lessor may incur in connection with such breach of the Lessee's obligations. The Lessor shall provide the Lessee with a sufficient cooperation and assistance leading to transfer the utility supplies from the Lessee onto the Lessor or a new lessee of the Property or any of its parts. In case the Lessor shall not enable the Lessee to transfer the utility supplies within five (5) business days after the termination by the Lessor of this Agreement or expiration of this Agreement, the Lessee shall be allowed to unilaterally terminate the agreements with the suppliers of utilities (electricity, heat, gas, drinking/sewage/rain water, telephone etc.) without the Lessee shall not be in such a case responsible for any costs and risks of the Lessor connected therewith.

XIII.
Insurance

13.1
The Lessor shall conclude and maintain throughout the whole Term and Extended Term all risk property insurance covering especially damage caused to the Facility, Property and Extension in an amount sufficient to cover the costs for reconstruction of the Facility, Property and Extension including Requested Changes, which form inseparable part of the Building.

13.2
As of the delivery of the Property and during the whole Term and Extended Term of this Agreement the Lessor shall conclude and maintain in effect a general public liability insurance, sufficiently covering claims, demands and actions for accidental injury or death, and for any liability arising from damages to property of the Lessee and/or third parties, related to, or connected with the Lessor's employees, agents, visitors, contractors undertakings in relation to the Property.

13.3
All insurance provided for in this Article shall be valid and enforceable policies issued by recognized and reputable insurance companies, which are authorized to do the business in the Czech Republic. Copies of the insurance policies shall be provided to the Lessee free of charge     upon its request.

13.4
In case of casualty to the Property resulting in damage or destruction of the Property and/or Extension (within period when option hereunder may still be exercised by the Lessee), the Lessee shall promptly contact the Lessor within 24 hours after the casualty occurred and subsequently give written notice thereof to the Lessor. The Lessor shall start adjustment proceedings immediately, and the Lessor shall apply funds to begin restoration repairs immediately thereafter in order to restore the Property and Extension to its full use and quality as under the Future Lease Agreement and this Agreement as soon as practicable. During the time, in which the Lessee cannot use a part of the Property due to the completion of the restoration repairs, the Lessee's Rent and the Park Management Fee shall be reduced in the same proportion that the non-usable area represents compare to the total area of the Property during the period of repair (or according to proportion of decreased production, whichever has greater impact). If a substantial part of the Property cannot be used, the Lessor shall use all best endeavors to secure suitable facilities for the Lessee whilst the restoration of the Building is undertaken.

All insurance payments of loss paid on account of such damage or destruction, less the actual cost, fees and expenses, if any, incurred in connection with adjustment of the loss, shall be made available to the Lessor or the Lessee, as their respective interests appear under this Agreement, for the purpose of restoring, replacing, rebuilding or altering the Building as nearly as possible to its value, condition and character immediately prior to such damage or destruction.

13.5
The movable assets brought into the Property by the Lessee and/or Non-structural Changes made by the Lessee or on its behalf will not be included in the Lessor's insurance policy. The Lessee shall be obliged to obtain and keep in force at its own expense an adequate insurance against damage and loss of property of the movable assets brought into the Property and against damage of and/or Non-structural Changes made by it or on its behalf. The Lessee shall deliver to the Lessor a copy of the insurance policy certificate in respect of such insurance policies.

The Lessee shall conclude and maintain at its own expense sufficient operation liability insurance as well as sufficient insurance of its furniture and machinery covering in particular storm, theft and burglary.

Any required insurance may be carried by the guarantor of the Lessee on behalf of the Lessee. Insurance may be carried under blanket policies and have deductibles or self-insured retention levels that are reasonable in light of the net worth of the insuring party.

XIV.
Applicable Law, Arbitration

14.1	This Agreement shall be governed by the laws of the Czech Republic, especially by the Act No. 40/1964 Coll., Civil Code, as amended, and also Act No. 513/1991 Coll., Commercial Code, as amended.

14.2
All disputes arising from this Agreement and in connection with it, including any disputes in respect of the validity thereof, shall be finally decided in arbitration proceedings before the Arbitration Court affiliated to the Economic Chamber of the Czech Republic and the Agrarian Chamber of the Czech Republic in Prague by three (3) arbitrators appointed in accordance with the Rules of the Arbitration Court affiliated to the Economic Chamber of the Czech Republic and the Agrarian Chamber of the Czech Republic in Prague. The award issued by these arbitrators shall be final, binding upon the Parties and enforceable. The language of the legal proceedings shall be English.

XV.
Extension and Right of First Refusal

15.1	The Lessee is granted with a right to expand and lease:

(i)
an additional production/warehouse part of the Facility D2 known as a part “D2.3” with a footprint of [•] sq m and a total rentable area of [•] sq m consisting of the production/warehouse area with a size of [•] sq m, that was constructed according to the site plan forming an Annex No. 6 hereto, floor plan forming Annex No. 1A hereto and technical specification forming Annex No. 15 hereto (hereinafter referred to as the “Technical Specification D2.3”) and the Future Lease Agreement (such part of the Facility D2 shall be hereinafter referred to as the “Extension Production/Warehouse Building D2.3”), and

(ii)
additional adjacent paved areas consisting of an outer yard with a size of [•] sq m and a car park area with [•] surface car parking lots, all for an exclusive use by the Lessee, located on the additional part of the land plot No. [•] and constructed in accordance with the site plan forming an Annex No. 6 hereto, Technical Specification D2.3 and the Future Lease Agreement (hereinafter referred to as the “Extension Paved Areas D2.3”), this all under the conditions agreed below.

The Extension Production/Warehouse Building D2.3 and Extension Paved Areas D2.3 shall be hereinafter jointly referred to as the “Extension”.

15.2	The Lessee hereby acknowledges that the Extension shall be leased to a third party from the Commencement Date.

15.3
The Lessee shall be entitled to request the lease of the Extension upon a delivery of a written extension notice to the Lessor at least eighteen (18) months before the presumed lease commencement date of the Extension (hereinafter referred to “Extension Notice”); however the Extension Notice can be delivered to the Lessor on October 1st, 2017 at latest.

15.4
Should the Lessee exercise its extension right as mentioned above, the Lessor shall be then obliged to hand-over the Extension to the Lessee, in good conditions, free of any goods and without any defects for the use in accordance with this Agreement within eighteen (18) months from the delivery of the Lessee's Extension Notice at the latest (hereinafter referred to as the “Extension Target Date”). Within this period the Lessor shall be obliged to return the Extension into condition outlined in the Technical Specification D2.3 and increase the area of outer yards for an exclusive use by the Lessee by [•] sq m to a total size of [•] sq m and increase a number of surface car parking places by number [•] to a total number of [•] surface car parking lots for an exclusive use of the Lessee (as outlined in the site plan forming an Annex No. 6 hereto). The Parties shall within 30 (thirty) days following the delivery of the Extension Notice to the Lessor conclude an amendment hereto or new lease agreement subject of which shall be the lease of Extension. The amendment hereto shall be concluded in all material aspects under the same conditions as this Agreement and the Future Lease Agreement and the monthly rent unit prices applicable for the Extension shall be the same as the unit prices applicable for the Property on the Extension lease commencement date (with exception rent for the Paved Areas D2.3 which will be charged for EUR 1,150 + VAT per whole area per month). The lease term of the Extension as well as the Term of lease of the Property hereunder shall terminate at the same moment, i.e. at the expiry of the Term or the Extended Term (if applicable) hereunder or prematurely in accordance herewith. Should the Lessor fail to provide the Extension within the above period, it shall be obligated to pay to the Lessee a contractual penalty in the amount of EUR 10,000 per each commenced day of delay. For avoidance of doubt, the penalty hereunder is not applicable in case the delay is caused by the default of the Lessee (e.g. lack of the Lessee's cooperation) and only until lasting of such default, by the authorities (acting beyond or in breach of their duties) or by Force Majeure. If the Lessee requires carrying such production operations within the Extension, nature of which will be different than the operations carried out within the Property and as a result thereof (i) there will be need to amend the Environmental Impact Assessment (EIA) statement and/or obtain a special Integrated Prevention Pollution Control permit, obtaining of each of them would cause that the Lessor would not be able to deliver the Extension on the Extension Target Date, the Parties shall in good faith negotiate prolongation of the delivery period.

For avoidance of doubt, failure to excercise Extension option hereunder by the Future Lessee shall not affect its right to Right of First Refusal hereunder.

15.5
Competition and Non-Disturbance Clause. The Lessor undertakes not to lease any part of the Extension to any of the companies (including their subsidiaries, affiliates or any other enterprises in which they directly or indirectly participate) performing their business activities in fields mentioned in the list attached as Annex No. 9 hereto or to a company, business operations of which would periodically exceed the limits of the vibrations, EMI and acoustics as specified in Annex No. 12 hereto. Should the Lessor breach any of its obligations hereunder it shall pay to the Lessee contractual penalty in the amount of EUR 10,000 per each commenced day of delay.

The Lessor undertakes not to carry and to ensure that any lessee/user of the Extension does not carry any activities in any part of the Extension, Property and/or nearby that would exceed the limits of the vibrations, EMI and acoustics as specified in Annex No. 12 hereto. Should the Lessor or lessee/user of the Extension plan to perform such activity it shall first deliver a written notice to the Lessee with sufficiently detailed description of the works to be carried out and suggested timing thereof. The Parties shall then discuss in good faith the manner and time schedule for implementation of such works trying to limit the disturbance of the operations of the Lessee in the Property to the least possible extent. Such manner and time schedule shall reflect operational needs of the Lessee as well as respect operational cycle of the Lessee as well as the Lessor's legitimate business interests to have the Extension fully occupied and to that end the Parties shall primarily try to schedule the works to be performed outside regular operational hours of the Lessee (e.g. during nights or weekends). The Lessor shall then comply and ensure lessee/user of the Extension complies with such time and work schedules. Should the Lessor breach any of its above obligations and provided that such breach results in breaching by the Lessor of the limits of the vibrations, EMI and acoustics as specified in Annex No. 12 hereto, the Lessor shall pay to the Lessee contractual penalty in the amount of EUR 10,000 per each day of such breach.

15.6
The Lessor further undertakes to ensure that: (i) any lessee of the Extension or its any part shall not disturb or limit the Lessee's operation in the Property, (ii) such lessee shall together with the Lessee contribute on proportional basis to the operating expenses connected with the use and management of the Property, Extension and CTPark Brno II, (iii) there will be “house rules” set up by the Lessor and the Lessee to govern the mutual relationship between the Lessee and the lessee of the Extension which will be binding for the Lessor, the Lessee and for the lessee of the Extension. In the event of any disruption of the Lessee's operation in the Property by any lessee of the Extension, the Lessor shall pay to the Lessee the contractual penalty in the amount of EUR 10,000 per each commenced day of limitation since the 3rd (third) day (inclusive) after the delivery of a written notice by the Lessee regarding disruption, provided that the Lessor did not remedy the claimed disruption within first 2 (two) days after the delivery of a written notice by the Lessee regarding such disruption.

15.7
In addition to any other similar right which the Lessee may be entitled to pursuant to any mandatorily applicable provisions of Czech law, the Lessor hereby grants or undertakes to ensure granting to the Lessee a right of first refusal for lease of any space within:

(i)	the Extension, and/or

(ii)
the building registered on the date hereof in cadastre as the building reg. No. [•] built on the land plot No. 2828/227 located in the cadastral area of Èernovice, municipality of Brno, district of Brno-mìsto, and/or

(iii)
the building registered on the date hereof in cadastre as the building registered on the date hereof in cadastre as the building [•] built on the land plot No. 2828/232 located in the cadastral area of Èernovice, municipality of Brno, district of Brno-mìsto, and/or

(iv)
the new building to be built on the land plot No. 2828/1 located in the cadastral area of Èernovice, municipality of Brno, district of Brno-mìsto, as this building is marked on the plan forming an Annex No. 16 hereto (hereinafter referred to as the “Intended Building”), if such Intended Building will be constructed, including paved areas directly adjacent to the Extension and/or to the buildings mentioned above in points (ii) - (iv) (hereinafter all together or each of it separately referred to as the “Additional Property”) in future (hereinafter referred to as the “Right of First Refusal”).

15.8
In the event that the Lessor offers to and/or receives from any third party request for leasing the Additional Property (hereinafter referred to as the “Third Party Lease Offer”), it shall so notify in writing to the Lessee within 30 (thirty) days from receipt of the Third Party Lease Offer, thereby giving an appropriate information on (i) the rent offered and (ii) the specification of the Additional Property and (iii) all other appropriate information, such as lease term, break options, rent free periods, contributions, etc.

15.9
The Lessee shall have a right to notify in writing, within 45 (forty five) days following a receipt of the notification of the Third Party Lease Offer from the Lessor, whether it intends to lease the Additional Property, at the same terms and conditions of the Third Party Lease Offer.

15.10
The execution of the future lease agreement or amendment to this Agreement regarding the lease of the Additional Property shall be made within 30 (thirty) days from the receipt by the Lessor of the Lessee's communication notifying its intention to lease the Additional Property at such date, place and time as shall be communication in writing by the Lessee to the Lessor under the same terms and conditions as specified herein (except for rent and commercial terms specified in the Third Party Lease Offer).

15.11
If the Lessee does not accept the terms and conditions of the Third Party Lease Offer or does not response to the notice from the Lessor within period mentioned above in the Article 15.9, the Lessor may lease such Additional Property to the entity identified in the Third Party Lease Offer only based on not more favorable conditions than stipulated in the Third Party Lease Offer. The Right of First Refusal hereunder shall apply anytime such Additional Property becomes vacant and potentially leased or if it is not leased under the Third Party Lease Offer and negotiations start with another third party.

XVI.
Final Provisions

16.1
The Lessee has provided the Lessor before signing hereof with a parent company guarantee issued for the benefit of the Lessor, copy of which is attached in Annex No. 7 hereto (hereinafter referred to as the "Guarantee"). The Guarantee is covering all financial risks arising under and in connection with this Agreement. The Guarantee shall not be assignable, otherwise than as stipulated under Article 7.7 above. The Lessee is obliged to keep this Guarantee valid and enforceable during the entire time hereof. Should the Lessee breach this obligation, the Lessor shall be entitled to a contractual penalty equal to EUR 500,- per each day the default of the Lessee is lasting.

The Lessor has provided the Lessee with a company guarantee issued for the benefit of the Lessee, copy of which is attached in Annex No. 10 hereto (hereinafter referred to as the “CTP Guarantee”). The CTP Guarantee shall cover financial risks arising under and in connection with this Agreement. The CTP Guarantee shall be assignable together with this Agreement, as stipulated under Articles 7.1 and 7.3 above to the Lessee Affiliate. The Lessor is obliged to keep the CTP Guarantee valid and enforceable during the entire term hereof. Should the Lessor breach this obligation, the Lessee shall be entitled to a contractual penalty equal to EUR 500,- per each day the default of the Lessor is lasting.

16.2
The Parties agreed that the maximum amount of the contractual penalties hereunder that either Party shall be obligated to pay, except for termination contractual penalties stated in the Article IV. hereof and except for the penalty according to the Article 12.2 hereof, shall not in total exceed the aggregate amount of EUR 150,000 per each period of 1 (one) calendar year during the Term and/or Extended Term (hereinafter referred to as the “Penalties Cap”).

16.3
If any provisions hereof is or becomes invalid or unenforceable, the rest of the provisions shall not be affected thereby. The Parties shall replace such invalid provisions by other legally valid provisions, which shall be similar in their meaning and purpose to the invalid ones.

16.4	The rights and obligations resulting from this Agreement shall be assumed by all the Parties' legal successors.

16.5
Changes and amendments to this Agreement shall require a written and legally valid agreement of both Parties hereof or their legal successors in a form of a numbered amendment hereto. Any termination (including withdrawal) hereof must be in writing and delivered to the other Party.

The Parties acknowledge that the Lessee shall have the right to file a notice of this Agreement, copies of this Agreement and any annexes, changes and amendments thereto to the extent that the Lessee or any parent or related entity are required to do so by laws applicable to such entity.

16.6
The address to which any reminders, notices or any other official mail among the Parties (each, a “notice”) shall be delivered (hand delivered or delivered by registered post or courier) is the address stated in the heading of this Agreement, unless another address has been announced in writing by the Party to the other Party in accordance herewith. In all cases, when for the effectiveness of certain action (document) under this Agreement it is necessary its delivery to the other Party, this action comes into effect (besides the regular delivery to the addressee) also upon the day of the returned delivery of the mail to the sender, non-acceptance or non-collection of the mail by the addressee. Notices are not to be delivered to the Property and are not effective if delivered there (except that any notice required by law to be posted at or delivered to the Property will be effective for purposes of satisfying the legal requirement).

In any case, Mr. Jiøí Oèadlík shall be also recipient of a copy all notices for the Lessee at the address stated in the heading of this Agreement.

A copy of any notice to Lessee will also be sent to:

FEI Company
5350 NE Dawson Creek Drive
Hillsboro, OR, Postal Code 97124-5793, USA
Attention: Brad Thies, General Counsel

16.7	This Agreement has been executed in 2 (two) English counterparts. Each Party shall receive one (1) counterpart hereof.

16.8
Wherever a Party's consent, approval, decision or determination is required under this Agreement, such consent, approval, decision or determination shall not be unreasonably withheld or delayed and shall be made in writing and in a commercially reasonable manner. No change in Rent, the rights of the Parties or the economic terms of this Agreement shall be required as a condition to granting of consent, approval, decision or determination unless stated herein otherwise. Any denial of consent, approval, decision or determination will include in reasonable detail the reason for denial or aspect of the request that was not acceptable.

16.9	In the event of default by a Party under this Agreement, the other Party shall use reasonable efforts to mitigate its damages.

16.10
The Lessor warrants that the Lessee's use of the Property pursuant to (and in accordance with) this Agreement does not violate any covenants, conditions and restrictions that are binding on the CTPark Brno II project or Lessor's other leases or agreements which are binding on Lessor or the CTPark Brno II project.

16.11	List of annexes:

Annex No. 1A -	Floor Plan of the Production/Warehouse Building D2.2 and Extension Production/Warehouse Building D2.3, including designation of production area

Annex No. 1B -	Floor Plans of the Office Building D2.1

Annex No. 2A -	Technical specification of the Production/Warehouse Building D2.2

Annex No. 2B -	Technical specification of the Office Building D2.1

Annex No. 3 -	Description of the connection to the public suppliers of utilities
Annex No. 4 -     Copy of the Use Permit
Annex No. 5 -    Extract from the Commercial Register of the Lessee
Annex No. 6 -    Site Plan
Annex No. 7 -    Copy of the Guarantee
Annex No. 8 -    Copy of the Hand-Over Protocol
Annex No. 9 -    List of the competing companies
Annex No. 10 -    Copy of the CTP Guarantee
Annex No. 11 -    Excerpts from Cadastral Register regarding Land and Facility
Annex No. 12 -    Vibrations, EMI and Acoustic Limits
Annex No. 13 -    Specification of Property Use
Annex No. 14 -    Location of Logo

Annex No. 15 -	Technical specification of the Extension Production/Warehouse Building D2.3

Annex No. 16 -	Location of Intended Building

All the Annexes hereto shall form an integral part of this Agreement.

16.12
This Agreement has been read and jointly discussed by the Parties to the Agreement before its execution. The Parties hereby confirm that they have reached an agreement regarding all the contractual provisions hereunder.

In _____________on _________	In Hillsboro, OR on _________

CTP Property X, spol. s r.o.	FEI Czech Republic s.r.o.
Remon Leonard Vos	Bradley J. Thies
Executive	Executive

FEI Czech Republic s.r.o.
Raymond A. Link
Executive